Exhibit 99.1

ROBIN HOOD CEO WES MOORE
JOINS UNDER ARMOUR BOARD OF DIRECTORS

BALTIMORE, Sept. 3, 2020 – Under Armour, Inc. (NYSE: UA, UAA) today announced that Wes Moore has been appointed to its Board of Directors effective October 1, 2020. Moore, 41, is CEO of the Robin Hood Foundation, a top poverty-fighting nonprofit that finances over 500 organizations on the front lines serving children, families, and communities. As a significant philanthropic force in New York City and across the country, the Robin Hood Foundation has distributed over $3 billion to organizations that address disparities in education, housing, food insecurity, health, and workforce development. Under Moore’s leadership, the Robin Hood Foundation has centered community voice in its grantmaking and a commitment to racial justice in all of the organization’s activities.

“As we continue to integrate purpose into every aspect of our business, I am thrilled to partner with Wes to help guide the future of our brand, bring new communities into our UA family, and elevate our values to a global audience. Wes is a strategic thinker and dynamic leader whose unique expertise at the cutting-edge of finance, technology, and philanthropy will prove invaluable for Under Armour,” said Kevin Plank, executive chairman & brand chief of Under Armour. “We look forward to growing our brand and engaging Wes’s exceptional leadership qualities as we deepen our involvement in Baltimore and communities around the world.”

“I’m excited to join the extraordinary team at Under Armour. Throughout my career, I have worked at the intersection of business and community helping to drive value for a dynamic and broad base of stakeholders,” said Wes Moore. “The Under Armour brand means so much to my hometown of Baltimore and has served as a great source of pride for me personally. Empowered by a remarkable Board and clear-set mission, vision and values – I see tremendous opportunity to continue harnessing the power of sport to strengthen the athletes and communities we serve globally."

Prior to joining the Robin Hood Foundation, Moore founded and served as the CEO of BridgeEdU, a hybrid technology and coaching platform designed to increase the number of first generation and low-income students graduating from college by reinventing their freshman and sophomore years through high-touch and high-tech support. BridgeEdU was acquired by student financial services company Edquity in 2019.

Earlier in his career, Moore worked in investment banking at Deutsche Bank (London) and Citibank (New York City) and was a White House Fellow to U.S. Secretary of State Condoleezza Rice. He also served as a captain and paratrooper with the U.S. Army’s 82nd Airborne, including a combat deployment to Afghanistan.

Moore is the New York Times bestselling author of “The Other Wes Moore”, “The Work,” and “Five Days.” He was also the host for “Beyond Belief” on the Oprah Winfrey Network, and executive producer and writer for “Coming Back with Wes Moore” on PBS.

Moore received his bachelor’s degree in international relations from Johns Hopkins University and his master’s degree in international relations from the University of Oxford as a Rhodes Scholar.

About Under Armour, Inc.

Under Armour, Inc., headquartered in Baltimore, Maryland, is a leading inventor, marketer and distributor of branded athletic performance apparel, footwear and accessories. Powered by one of the world’s largest digitally connected fitness and wellness communities, Under Armour’s innovative products and experiences are designed to help advance human performance, making all athletes better. For further information, please visit https://about.underarmour.com.

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Under Armour Contacts:
Blake Simpson	Lance Allega
SVP, Global Communications, PR & Events	SVP, Investor Relations & Corp. Development
(443) 630-9959	(410) 246-6810